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                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 31st day of December, 1997, by and among Apogee, Inc., a Delaware corporation ("Apogee"), Apogee Health Services, Inc., a California corporation ("AHS") (Apogee and AHS are collectively called "Seller") and Corphealth, Inc., a Texas corporation ("Corphealth") d/b/a Summit Behavioral Partners and Summit Behavioral Partners-Nevada, Inc., a Nevada corporation a wholly owned subsidiary of Corphealth ("Buyer"). Joining herein is Nevada Psychological Associates, Inc., a Nevada corporation ("NPA") for purposes of being bound hereby.

PREMISES:

            A. Seller is the owner and operator of three Clinics engaged in the delivery of behavioral health care services in Las Vegas, Nevada (the "Clinics" as more particularly described);

            B. Buyer desires to purchase, and Seller desires to sell its interest in substantially all of the assets of the Clinics as more fully described herein, subject to the terms and conditions of this Agreement; and

            C. Buyer desires to obtain an option to purchase one additional clinic owned and operated by Seller and NPA.

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

            1.1 Accounts Receivable shall mean all accounts and notes receivable, negotiable instruments and chattel paper, the rights to which were generated by the Clinics, and other evidences of indebtedness of, and rights to receive payments from, any person which relate to the operation of the Clinics, as such exists on The Closing Date.

            1.2 Assets shall mean the assets and properties, tangible and intangible, used in the Clinics and located on
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the real property leased by Seller upon which one of the Clinics is located and located in or at the facilities at which clinical services are rendered, all as more particularly described in Schedule 1.3 hereof (the "Clinic Locations"), and in which Seller has any right, title or interest, as the same may exist on the Closing Date, excluding the Excluded Assets, but including, without limitation and by way of example only, all of Seller's right, title and interest in and to the following:

                  a. All fixtures, improvements and construction in progress located on or at the Clinic covered by the Real Property Lease ("Leasehold Improvements");

                  b. All equipment, furniture, furnishings, fixtures, tools and similar property owned by Seller, used in connection with the Clinics, and located on the Clinics Locations, and being more particularly described on
Schedule 1.2(b) attached hereto ("Equipment");

                  c. All of the current and usable inventory of the Clinics, located at the Clinics Locations, as the same shall exist as of the close of business on the Closing Date, including, without limitation, tests and testing materials, office, medical and other supplies used in connection with the Clinics ("Inventory");

                  d. All of the rights, benefits and interest of Seller under the contracts and agreements, written or oral (including all amendments and letter agreements pertaining thereto) related to the operation of the Clinics and listed on Schedule 1.2(d) attached hereto ("Contracts");

                  e. All administrative and clinical policies and procedures, used by the staff at the Clinics Locations to operate the Clinics on a day to day basis, ("Policies");

                  f. All books, records, documents and other writings used in connection with the operations of the Clinics and located at the Clinic Locations, exclusive of employee records for which consent to assignment has not been obtained and excluding any patient records ("Books and Records");

                  g. All assignable permits, licenses,certificates and governmental authorizations, approvals, license applications or related certifications obtained in connection with the operation of the Clinics and listed on Schedule 1.2(g) attached hereto ("Permits");
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                  h. All data processing programs, software programs, computer printouts, data bases and hardware and related items used in the conduct of the Clinics and located at the Clinics Locations, including accounting, invoices, auditing, pension and data processing bases and programs ("Software");

                  i. The real property lease relating to one of the Clinics and listed on Schedule 1.2(i) attached hereto ("Real Property Lease");

                  j. The personal property or equipment leases relating to the Clinics listed on Schedule 1.2(j) attached hereto ("Personal Property Lease");

                  k. All of Seller's interest in the tradename Hess & Associates, and any derivation thereof ("Tradename"); and

                  l. The research and development data and procedures developed or compiled at the Clinics Locations relating to the research and development grants identified on Schedule 1.2(1) ("R&D").

            1.3 Clinics shall mean the Clinics owned and operated by Seller in Las Vegas, Nevada, which are more particularly described on Schedule 1.3 attached hereto.

            1.4 Closing shall mean the consummation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement (the "Closing") and shall be held on the 31st day of December, 1997, at 9:00 a.m. in the offices of McLean & Sanders, in Fort Worth, Texas or on such other date or at such other time or place or in such other manner as is mutually agreed upon by the parties hereto.

            1.5 Closing Date shall mean the date on which the Closing actually occurs.

            1.6 Excluded Assets shall mean all assets owned by Seller which are described in Schedule 1.6 hereof.

            1.7 Encumbrances shall mean all security interests, liens, pledges, claims, charges, escrows, encumbrances, encroachments, rights of first refusal, mortgages, indentures, easements, licenses, restrictions or other covenants, agreements, understandings, obligations, defects or irregularities affecting title to any of the Assets.
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                                   ARTICLE II

                         Sale and Purchase of the Assets

            2.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver the Assets to Buyer, and Buyer shall purchase the Assets from Seller, free and clear of all Encumbrances, except for the encumbrances listed on Schedule 2.1 attached hereto ("Permitted Encumbrances"), for the consideration set forth in this Agreement. Seller shall retain, and Buyer shall not purchase, the Excluded Assets. The sale, transfer, assignment and conveyance of the Assets shall be made by the execution and delivery at Closing of a bill of sale substantially in the form of Exhibit A attached hereto (the "Bill of Sale") and such other recordable deeds and instruments of assignment, transfer and conveyance as Buyer shall request.

                                  ARTICLE III

                        Assumption of Certain Obligations

            3.1 Assumption of Certain Obligations. At the Closing, Seller shall assign to Buyer and Buyer shall assume and agree to pay, perform and otherwise discharge, all obligations of Seller arising or accruing from and after the Closing Date under the contracts, leases, licenses and agreements specifically described on Schedule 3.1 attached hereto (the "Assumed Liabilities"), pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the "Assumption Agreement"). Except as specifically set forth in the immediately preceding sentence of Paragraph 3.1, Buyer shall not assume, and shall have no liability for, any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing prior to, on, or after the Closing Date. Seller agrees to satisfy, in the ordinary course, all of its liabilities, indebtedness and obligations not assumed by Buyer pursuant to this Agreement and the Assumption Agreement.
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                                                                               5


                               ARTICLE IV

                             Purchase Price

            4.1 Purchase Price. The total purchase price for the Assets (the "Purchase Price") shall be Eight Hundred One Thousand Dollars ( $801,000.00) payable as follows:

                  a. The sum of Four Hundred Sixteen Thousand Two Hundred Fifty Dollars ($416,250.00) shall be payable in cash at the Closing; and

                  b. The sum of Three Hundred Eighty Four Thousand Seven Hundred Fifty Dollars ($384,750.00) shall be payable pursuant to the terms of a Promissory Note, which is the joint and several obligation of Buyer and Corphealth bearing interest at the rate of five percent (5%) per annum, payable in two annual installments of principal, with the first installment due and payable one year from the Closing Date, with such Note to be secured by the Assets. Such Promissory Note shall be in the form and content as the Promissory Note attached hereto as Exhibit "C" (the "Note"), and the Security Agreement covering the Assets shall be substantially in the form and content of the Security Agreement attached hereto as Exhibit "D" (the "Security Agreement").

            4.2 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by the parties to be the value of the Assets, it being further agreed that the Purchase Price shall be allocated among the Assets as set forth on Schedule 4.2 attached hereto. Seller and Buyer shall report the purchase and sale of the Assets in accordance with the allocation of the Purchase Price set forth on Schedule 4.2 for all federal, state and local tax purposes.

                                   ARTICLE V

               Representations, Warranties and Covenants of Seller

            Apogee and AHS jointly and severally hereby represent and warrant to, and covenant with, Corphealth and Buyer as follows:

            5.1 Organization of Seller. Apogee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AHS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is
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qualified to do business and is in good standing in the State of Nevada. NPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

            5.2 Authorization. Seller has full power and authority to execute, deliver and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by Seller, and constitutes, and each of the other agreements to be executed pursuant to the terms hereof upon execution and delivery will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditor's rights generally or by general principles of equity ("Debtor Relief Laws"). The execution, delivery and performance of this Agreement or any document related hereto by Seller and the consummation by Seller of all of the transactions contemplated hereby or thereby, will not (with or without the giving of notice or the lapse of time or both): (a) violate or require any consent or approval under any applicable provision of any order, writ, injunction, decree, rule, regulation or law; (b) require any consent under, conflict with, result in termination of, accelerate the performance required by, result in a breach of, constitute a default under, or otherwise violate the terms of any agreements, instruments or obligations to which Seller is a party or by which it or any of the Assets may be bound or affected; (c) require any consent or approval by, notice to or registration with any governmental authority, except as otherwise provided on Schedule 5.2 attached hereto; (d) violate any provision of the certificate of incorporation of the Seller or its bylaws, as amended; or (e) result in the creation of a lien, security interest, charge or encumbrance upon any of the Assets except as set forth in Schedule 5.2 attached hereto, and except for violations, failures to obtain a consent or approval, conflicts, breaches, liens or other matters which would not either individually or in the aggregate have a material adverse effect on the condition, financial or otherwise, or operations of the Clinics, taken as a whole (a "Material Adverse Effect").
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            5.3 Title to Assets.

                  a. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances, except those Encumbrances disclosed on
Schedule 5.3 attached hereto.

                  b. The Assets constitute all of the assets of Seller necessary for the operations of the Clinics, and are at the levels used in the operations of the Clinics during the preceding twelve month period, except for assets which need consent to assignment which has not been obtained, the Excluded Assets and such changes in any of the Assets which may have occurred in the ordinary course of business since the date of the Financial Statements (as hereinafter defined). Immediately following the Closing, Buyer shall have sufficient title in and to the Assets to operate and conduct the Clinics in the same fashion as Seller was conducting the Clinics in the ordinary course prior to the Closing Date; provided, however, that no representation is made concerning consents which have not been obtained, non-transferable licenses and the Excluded Assets.

                  c. The Bill of Sale and the assignments and other instruments to be executed and delivered by Seller at the Closing will be valid, binding and enforceable in accordance with its terms, subject to Debtor Relief Laws, and will effectively vest in Buyer good and indefeasible title to all of the Assets.

            5.4 Financial Statements. Attached hereto as Schedule 5.4 are the income statements for the period ended January 31, 1996 and October 31, 1997 for the Clinics (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects; have been prepared in conformity with generally accepted Accounting Principles ("GAAP"); and fairly present in all material respects the financial condition of the Clinics as of the date thereof and the results of operations, earnings and retained earnings of the Clinics for such periods.

            5.5 Absence of Certain Changes or Events. From the date of the Financial Statement through the Closing Date, Seller has operated the Clinics in the ordinary course of business and used its best efforts to preserve the
Assets, the patients, all personnel at the Clinics and the good will of the Clinics, and there has not occurred any event which could have a Material
Adverse Effect.
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            5.6 Litigation. Except as set forth in Schedule 5.6 attached hereto,
Seller is not subject to any judgment or order of any court or governmental or regulatory authority or body of any jurisdiction which relates to the Clinics or Assets. Except as set forth on Schedule 5.6, there is not any pending or, to the best knowledge of Seller, threatened any action, dispute, claim, litigation, arbitration, investigation or other judicial proceeding or before any governmental or other administrative agency affecting the Clinics. All matters disclosed on Schedule 5.6, subject only to the standard deductible, are fully covered by and within the limits of coverage contained in any insurance policy, including, without limitation, the professional malpractice insurance policy maintained by Seller.

            5.7 Contracts and Leases. Schedule 5.7(a) contains a complete list and brief description of all written or oral material contracts, commitments, leases, subleases, instruments and agreements which are material to the Clinics and to which Seller is a party or by which Seller is bound. Each of the agreements, leases,contracts, commitments, instruments or obligations required to be listed on any schedule or exhibit to this Agreement is valid and in full force and effect and to the knowledge of Seller after inquiry there exists no default or event of default or occurrence, condition, commitment or act (including the consummation of the transactions contemplated hereby), which, with the giving of notice, the lapse of time or both, would cause a default or event of default thereunder except for defaults which would not have a Material Adverse Effect. Each of such contracts and agreements contains terms and conditions negotiated in good faith with independent third parties at arms-length and is freely assignable and transferable from Seller to Buyer without the consent of any other person or entity except as set forth on
Schedule 5.7(b), and Buyer will after the Closing enjoy and have full benefit of all of the rights of Seller thereunder, except to the extent consents which were required have not been obtained.

            5.8 Tax Matters.

                  a. Seller has timely filed all federal, state, local and other tax returns and tax reports, if any, required to be filed with respect to the Clinics and Assets with the appropriate governmental agency. All such returns and reports are true, correct and complete in all material respects, and except as set forth in Schedule 5.8(a) attached hereto, all amounts shown as owing on them have been paid, including all interest, penalties, deficiencies
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and assessments, if any, heretofore levied or assessed against Seller with respect to the Clinics. Seller has duly withheld, collected and timely paid over, or holds for such payment, to the proper governmental authorities all taxes required to be withheld or collected by it in connection with the Clinics. There is no agreement for extension of time of assessment or payment of any taxes as relates to the Clinics. No waiver of any statute of limitations has been executed by Seller for any tax year which remains open or unsettled.

                  b. All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, Federal Insurance Contribution Act, payroll, other withholding taxes and other taxes (including interest and penalties), if any, payable by Seller or relating to or chargeable against the Assets or chargeable against the revenue or income of the Clinics have been fully paid or are not past due and are fully disclosed and accrued on the books and records of Seller as such relate to the Clinics, and the proper amount of reserves exist for the payment thereof.

            5.9 Permits and Licenses. Seller has all federal, state and local permits, certificates, licenses, approvals and other authorizations materially necessary in the conduct of the Clinics, Schedule 5.9 attached hereto contains a list of all such governmental licenses and permits (none of which are transferable unless otherwise indicated by an asterisk). To the knowledge of Seller, all such licenses and permits of Seller are in full force and effect, and no material violations are or have been recorded in respect thereof; and no proceeding is pending or to the knowledge of Seller, threatened to revoke or limit any thereof. Seller shall cooperate with and assist Buyer at Buyer's expense in all respects concerning the transfer or re-issuance to Buyer of all permits, licenses, consents or approvals required by all applicable laws.

            5.10 Employee Benefit Plans.

            Seller has no "Employee Benefit Plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which will impose any liability or obligation on Buyer from and after the Closing Date, or which could have an effect upon the Assets or the Clinics after the Closing Date.
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            5.11 Employment Matters.

                  a. Schedule 5.11 attached hereto contains a list of all current health care providers, employees and consultants of Seller at the Clinics, together with the current job title and aggregate compensation rate for each such person and a list of all employees of Seller at the Clinics who were paid bonuses during the last twelve (12) months, plus the amount thereof. Except as set forth in Schedule 5.11, Seller is not a party to any written employment agreement or agreement to loan to or guarantee any loan to any employee, nor is Seller a party to any agreement (written or oral) relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding relating to any employee at the Clinics. Consummation of the transactions contemplated by this Agreement will not subject Buyer to any obligation or liability to any employee of Seller at the Clinics, or any other employee of Seller including, without limitation, pursuant to any employment agreement or severance policy maintained by Seller.

                  b. At the Clinics, Seller is in compliance in all material respects with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

            5.12 Compliance with Laws. Except as set forth in Schedule 5.12, the Clinics are in compliance in all material respects with all applicable federal, state and local laws, regulations, orders, judgments and decrees applicable to the Clinics, including, without limitation, matters relating to the environment, antitrust and anti-competitive practices, discrimination, employment and health and safety. Except as set forth in Schedule 5.12, Seller has not received any notice of any material, unremedied violation of any applicable law, rule, regulation, order, write or decree of any court or any governmental agency or instrumentality relating to the Clinics.

            5.13 Insurance. Seller maintains in effect the insurance coverage set forth on Schedule 5.13 hereof covering the assets and business of the Clinics and any liabilities relating thereto. All such policies are valid and in full force and effect and, with respect to their amounts and types of coverage, are commercially reasonable and in accordance with good business practices. With respect to the Clinics, except as set forth on Schedule 5.13, Seller has been continuously insured for professional malpractice claims for at least the past four (4) years.
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            5.14 Inventory. Seller has, and on the Closing Date will have, the levels and amounts of inventory maintained at the Clinics over the past one year. The inventories of Seller at the Clinics are fully usable in all material respects in the normal course of the business of Seller.

            5.15 Environmental Matters. At the Clinics, to Seller's knowledge, Seller is in compliance with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous or biomedical materials and/or wastes. There is no action pending before any court, governmental agency or board or other forum or, to the knowledge of Seller, threatened by any person or entity for (a) noncompliance by Seller with any environmental law, rule or regulation, (b) personal injury, wrongful death or other wrongful conduct relating to materials, commodities or products used, sold, transferred or disposed of by Seller, or (c) relating to the release into the environment by Seller of any pollutant, toxic, biomedical or hazardous material or waste generated by Seller, occurring at or on any property used or leased by the Clinics. Seller makes no representations or warranties with respect to the actions or conduct of any owner of the real property upon which the Clinics are located, or any prior operator or tenant on any of the real property upon which the Clinics are located.

            5.16 Regulatory Licensure or Other Violation. Seller represents and warrants that no violations have occurred at the Clinics other than those listed on Schedule 5.16 with respect to regulatory agreements, health care and/or other licensing or inspection authorities for which a fine or penalty may be levied which violation would have a Material Adverse Effect.

            5.17 Fraud and Abuse. Seller, its partners, officers and directors, and persons and entities providing professional services for the Clinics, have not engaged in any activities which are prohibited under U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment: (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) knowingly and willfully soliciting

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or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and (d) knowingly and willfully offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any person to induce such person (i) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid or (ii) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under Medicare or Medicaid.

            5.18 Mirkil Services, Inc. Mirkil Services, Inc., a Nevada professional corporation, owns no assets used in connection with the Clinics, and the joinder of Mirkil Services, Inc. in this Agreement is not necessary for Seller to convey to Buyer and Corphealth to all of the Assets in accordance with the terms hereof.

            5.19 Disclosures. No representation or warranty made by Seller in this Agreement, and no statement made by Seller in any Schedule, Exhibit or certificate or other writing delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

             Representations and Warranties of Buyer and Corphealth

            Buyer and Corphealth, jointly and severally, hereby represent and warrant to Seller as follows:

            6.1 Corporate Organization. Corphealth is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power to own and operate its business as it is now being conducted. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power to own and operate its business as it is now being conducted. Both Corphealth and Buyer are in good standing in each other jurisdiction wherein the failure to so qualify would have a material adverse affect on its business or properties.

            6.2 Authority. Buyer and Corphealth have full power and authority to execute, deliver and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery and performance of this Agreement and all transactions contemplated will have been duly authorized by the respective Boards of Directors of Buyer and Corphealth. This Agreement has been duly and validly executed and delivered by Buyer and Corphealth, and constitutes, and each of the other agreements to be executed pursuant to the terms hereof upon execution and delivery will constitute, legal, valid and binding obligations of Buyer and Corphealth enforceable in accordance with its terms subject to Debtor Relief Laws. The execution, delivery and performance of this Agreement or any document related hereto by Buyer and Corphealth, and the consummation by Buyer and Corphealth of all the transactions contemplated hereby or thereby, will not (with or without the giving of notice or the lapse of time or both): (a) violate or require any consent or approval under any applicable provision of any order, writ, injunction, decree, rule, regulation or law; (b) require any consent under, conflict with, result in the termination of, accelerate the performance required by, result in the breach of, constitute a default under or otherwise violate the terms of any agreements, instruments or other obligations to which Buyer or Corphealth is a party or by which it or any of its assets may be bound or affected; (c) require any consent or approval by, notice to or registration with any governmental authority; or (d) violate any provision of the certificate of incorporation or bylaws of Buyer or Corphealth, as amended.

            6.3 Compliance With Applicable Law. Neither Buyer nor Corphealth is in default under any, and has complied in all material respects with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to its businesses or its assets. Neither Buyer nor Corphealth has knowledge of any basis for assertion of any material violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither Buyer nor Corphealth has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been

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satisfactorily responded to in the time period required thereunder.

            6.4 Litigation; Disputes. There are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of Buyer and Corphealth, threatened against or naming as a party Buyer or Corphealth which would have a material adverse effect on the business or operations of either Buyer or Corphealth or any of the properties or assets of Buyer or Corphealth. Neither Buyer nor Corphealth has knowledge of any default under any such material action, suit or proceeding.

            6.5 Disclosure. No representation or warranty made by Buyer or Corphealth in this Agreement, and no statement made by Buyer or Corphealth in any certificate or other writing delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

            6.6 Fraud and Abuse. Neither Buyer nor Corphealth, or their respective partners, officers and directors, and persons and entities providing professional services for any clinics owned by Buyer or Corphealth or any of their affiliates, have engaged in any activities which are prohibited under U.S.C. ss. 1 320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and (d) knowingly and willfully offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly,

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overtly or covertly, in cash or in kind to any person to induce such person (i)
to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid, or (ii) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under Medicare or Medicaid.

            6.7 Financial Statements. Attached hereto as Schedule 6.7 is the unaudited balance sheet for Corphealth for the period ended November 30, 1997, (the "Financial Statements"). The Financial Statements are complete and correct in all material respects; have been prepared in conformity with generally accepted accounting principals ("GAAP"); and fairly present in all material respects the financial condition of Corphealth as of the date thereof. From the date of the Financial Statements through the Closing Date, there has been no material adverse change in the business or operations of Corphealth.

                                  ARTICLE VII

                            Covenants and Agreements

            7.1 Insurance. From and after the Closing Date, Seller shall name Buyer as an additional insured to Seller's liability policies relating to the Clinics; which remain in effect after the Closing Date, and with respect to Seller's liability policies that are on a claims made basis, Seller shall service and maintain such policies for four (4) years following the Closing Date and secure, "tail" coverage covering the operations of the Clinics prior to the Closing Clinics and Buyer.

            7.2 Employees. As of the Closing Date, Seller shall terminate all of Seller s employees at the Clinics, and shall be fully responsible for all claims, obligations and liabilities relating to such employees and the termination of such employees including without limitation severance benefits and accrued vacation. Buyer shall use its reasonable efforts to offer employment to Seller's employees at the Clinics sites at substantially the same rate of salary or wages as with their employment with Seller at the time of such employees termination of employment. Nothing in this Agreement shall confer upon Buyer any obligation to hire Seller's employees at the Clinics, confer upon an employee of Seller the right to employment or continued employment with Buyer, or confer upon Buyer any obligation to offer any employee benefits in excess of the standard employment benefits offered by Buyer to its other employees.

            7.3 Patient Records. Buyer is not acquiring title to any patient records at the Clinics, but Buyer shall be entitled to make and maintain copies of such records. Seller shall retain and remove from the Clinics all original patient records at the Clinics. In the event Seller needs access to the copies of the patient records retained by Buyer, or for any reason desires or requires access to patient records created by Buyer at the Clinics, Seller shall bear all costs and expenses in obtaining all necessary consents to the delivery of such records, as well as all costs and expenses of Buyer's employees incurred in connection with delivering such records. Notwithstanding anything to the contrary herein contained, Buyer shall have no obligation to Seller to deliver any patient records if to do so would require Buyer to violate any laws, rules or regulations relating to patient records.

            7.4 Collection of Accounts Receivable. Buyer hereby covenants and agrees following the Closing for a period of 120 days to collect the accounts receivables of Seller outstanding on the Closing Date or arising from or related to periods prior to the Closing (the "Pre-Closing Receivables") on behalf of Seller. Seller shall pay to Buyer a fee equal to 5% of all accounts receivable collected by Buyer on Seller's behalf. Buyer agrees to use its normal collection efforts to collect the Pre-Closing Receivables, but in no event shall Buyer be obligated to institute collection proceedings of any nature. Buyer shall remit to Seller on a monthly basis the Pre-Closing Receivables actually collected by Buyer during such monthly period and shall cooperate with Seller to verify the actual collections. Buyer shall have no liability to Seller whatsoever for the failure or inability to collect any Pre-Closing Receivables.

            7.5 Prorations. Utility charges, real estate and personal property taxes and assessments, both general and special, and similar proratable items which are attributable to the Assets, shall be apportioned between Buyer and Seller at the Closing as follows: any item which relates to the period prior to the Closing Date shall be apportioned to and paid by Seller at the Closing, and any such item which relates to the period on or after the Closing Date shall be apportioned to and paid by Buyer at the Closing.

            7.6 Real Estate Lease Security Deposit. Buyer is not acquiring the Security Deposit in the amount of

$4,327.00 (the "Security Deposit") under the Real Estate Lease; provided however, Buyer shall not be obligated to return or reimburse Seller for the Security Deposit until the expiration date of the initial term of the Real Estate Lease.

            7.7 Agreements Regarding Bechtel. Buyer covenants and agrees not to renew the existing Bechtel Nevada purchase order number 16553 between Seller and Bechtel Nevada (the "Existing Purchase Order") beyond its present term in the event Buyer continues to provide the services set forth under the Existing Purchase Order but rather to enter a new purchase order; provided, however, in the event Buyer is able to have Seller released from its obligations and liabilities under the Existing Purchase Order, then Buyer shall be permitted to renew the Existing Purchase Order. Buyer further covenants and agrees not to alter, modify or amend the duties, liabilities or obligations of Seller set forth in the Existing Purchase Order without the prior written consent of Seller which consent shall not be unreasonably withheld.

                                  ARTICLE VIII

            8.1 Option to Acquire Nevada Psychological Associates. Seller and NPA hereby grant to Buyer and Corphealth an option to acquire the clinic, assets and operations of NPA (the "NPA Clinic"), exercisable for a period of thirty
(30) days following the Closing Date. Buyer and Corphealth shall deliver written notice to Seller and NPA of its election to acquire the NPA Clinic within such thirty day period, and the closing of such acquisition shall occur on or before fifteen (15) days following Seller's and NPA's receipt of such notice. In the event Buyer and Corphealth elect to purchase the NPA Clinic, NPA shall be deemed a Seller for all purposes under this Agreement, and such transaction shall be governed by all of the terms and conditions of this Agreement, except that no additional Purchase Price shall be payable with respect to the NPA Clinic. Throughout the thirty day period following the Closing Date, Seller and NPA agree to give to Buyer and Corphealth full and complete access to all of the books, records and assets of the NPA Clinic. At the Closing of the purchase of the NPA Clinic by Buyer and Corphealth, Seller and NPA shall deliver revised schedules to this Agreement, to the extent necessary which schedules shall be deemed incorporated into this Agreement for all intents and purposes.

                               ARTICLE IX

                           Closing Procedures

            9.1 Seller's Obligations. At the Closing, Seller shall:

                  a. Deliver to Buyer and Corphealth consents to the assignment and assumption of the Contracts, Real Property Lease and Personal Property Leases, unless the delivery of such consent at the Closing has been waived in writing by Buyer;

                  b. Execute and deliver the Bill of Sale:

                  c. Execute and deliver the Assignment and Assumption
Agreement;

                  d. Execute and deliver the Security Agreement;

                  e. Execute and deliver a Lease Assignment in the form of Exhibit "E" attached hereto (the "Lease Assignment"); and

                  f. Deliver certified copies of Resolutions of Seller authorizing the execution, delivery and performance of this Agreement and all agreements incident hereto.

            9.2 Buyer's and/or Corphealth's Obligations. At the Closing, Buyer and Corphealth shall:

                  a. Deliver to Seller the sum of Four Hundred Sixteen Thousand Two Hundred Fifty Dollars ($416,250.00) in cash or by wire transfer;

                  b. Execute and deliver the Note;

                  c. Execute and deliver the Security Agreement;

                  d. Execute and deliver the Assumption Agreement;

                  e. Execute and deliver the Lease Assignment;

                  f. Deliver certified copies of Corporate Resolutions authorizing the execution, delivery and performance of this Agreement, and all agreements incident hereto.

                                ARTICLE X

                       Survival of Representations
                     and Warranties; Indemnification

            10.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto made herein shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement, and such representations and warranties shall survive the Closing for the respective periods set forth below:

                  a. The representations and warranties set forth in Section
5.15 Environmental Matters shall survive the Closing with respect to each Clinics' site until the longer of (i) one year after the expiration of the lease covering such Clinics' site, or the expiration of the applicable statute of limitations; and

                  b. All other representations and warranties contained in this Agreement shall survive the Closing until two years after the Closing Date.

            10.2 Indemnification of Buyer and Corphealth.

                  a. Seller, jointly and severally, shall indemnify, defend and hold harmless Buyer and Corphealth and each of its shareholders, subsidiaries, affiliates, officers, directors, agents and permitted assigns from, against, for and in respect of:

                  (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or paid by any indemnified party because of (A) the claims of any broker or finder engaged by Seller; (B) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Seller contained in or made in connection with this Agreement; (C) the assertion against Buyer or Corphealth or the Assets of any liability or obligation relating to the operations of the Clinics or any of the Assets prior to the Closing Date arising out of or related to liabilities and obligations other than to the Assumed Liabilities; (D) all claims and litigation and potential claims and litigations against Buyer or Corphealth with respect to incidents or other matters which occurred prior to the Closing Date related to the Clinics except for matters arising out or related to the Assumed Liabilities;

(E) any and all claims, liabilities, obligations or causes of action relating in any manner to employees of the Clinics arising from or related to the period prior to Closing which are not Assumed Liabilities or any benefit plan maintained by Seller for employees of the Clinics arising from or related to the period prior to Closing which are not Assumed Liabilities; (F) any other liabilities of Seller, whether absolute or contingent, known or unknown, matured or unmatured and not expressly assumed by Buyer hereunder pursuant to the Assumption Agreement; and

                  (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Paragraph 10.2.

            10.3 Indemnification of Seller.

                  a. Buyer and Corphealth, jointly and severally, shall indemnify, defend and hold harmless Seller and each of their shareholders, subsidiaries, affiliates, officers and directors from, against, for and in respect of:

                  (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or paid by any indemnified party because of: (A) the claims of any broker or finder engaged by Buyer or Corphealth; (B) the untruth inaccuracy or breach of any representation, warranty, agreement or covenant of Buyer or Corphealth contained in or made pursuant to this Agreement; (C) the assertion against Seller of any liability or obligation relating to the operations of the Clinics after the Closing Date or arising out of or related to the Assumed Liabilities; (D) all claims and litigation and potential claims and litigations against Seller with respect to incidents or other matters occurring after the Closing Date related to the Clinics unless they relate to liabilities or obligations retained by Seller pursuant to the terms of this Agreement or the Assumption Agreement; and (E) any other liabilities of Buyer or Corphealth whether absolute or contingent, known or unknown, matured or unmatured; and

                  (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Paragraph 10.3.

            10.4 Rules Regarding Indemnification.

                  a. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

                  (i) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Paragraphs 10.2 and 10.3 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known; and

                  (ii) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, except as set forth in c. below.

                  b. Neither the failure nor the delay on the part of an indemnified party hereunder in notifying the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

                  c. In the case of third party claims, the indemnified party shall, within ten (10) days of receipt of notice of such claim, notify the indemnifying party of its intention to assume the defense of such claim at its own expense. If the indemnifying party shall not assume the defense of any such claim or litigation resulting therefrom, the indemnified party may defend against any such claim or litigation in such manner as it may deem appropriate and the indemnified party may settle such claim or litigation on such terms as it may deem appropriate. Payment of the damages shall be made within ten (10) days of a final determination of a claim.

            A final determination of a disputed claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgment of the indemnified party that it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

                  d. Agreements Concerning Indemnification. It is specifically understood and agreed that:

                  (i) Seller shall not be obligated to indemnify Buyer and Corphealth for Buyer's or Corphealth's damages unless and until the aggregate amount of such damages exceeds $5,000.00 (the "Deductible");

                  (ii) Buyer and Corphealth shall have the right to, at its option, set-off against the Note for the amount of Seller's liability to Buyer or Corphealth under section 10.2 hereof. Buyer and Corphealth shall give Seller thirty (30) days prior written notice of their intention to act-off against the Note which notice shall state the basis for the set-off and the amount thereof;

                  (iii) Damages payable to an indemnified party shall be reduced by any insurance proceeds actually received by any indemnified party on account of such indemnification at the time the indemnification payment occurs, it being understood that in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds. In the event that insurance recovery is made by an indemnified party, with respect to any indemnification payment for which an indemnification claim has been made, such indemnified party shall pay to the indemnifying party the amount of the insurance recovery, but not more than the amount of such indemnification payment; and

                  (iv) In any event, Seller's liability to Buyer and Corphealth for indemnification, in the aggregate, shall not exceed the total amount of the Purchase Price for the Assets.

                  e. The sole and exclusive remedy for any untruth, inaccuracy or breach of any representation or warranty, agreement or covenant to be performed prior to the Closing (it being understood and agreed that this limitation shall not apply to covenants or agreements to be performed subsequent to the Closing) hereunder on the part of any party shall be indemnification as set forth in and limited by the provisions of this Article X.

                                   ARTICLE XI

                              Restrictive Covenant

            11.1 Restrictive Covenant.

                  a. During the Restrictive Period (defined below), Seller agrees that it will not collectively or individually Compete (defined below) with Buyer in the Territory (defined below).

                  b. For all purposes of this Agreement, the terms defined below shall have the respective meaning specified, and the following definitions shall be equally applicable to the singular and plural forms of the terms defined:

                  (i) "Business" means owning or managing outpatient behavioral treatment service providers; providing behavioral treatment services; or conducting or engaging in any other activity currently provided by the Clinics with the expectation of remuneration excluding the Integra Business (as hereinafter defined).

                  (ii) "Compete" means, directly or indirectly, on its own behalf or on behalf of any other Person: (A) organizing or owning any interest in a business which engages in the Business in the Territory; (B) engaging in the Business in the Territory; or (C) assisting any Person (as a director, officer, employee, agent, consultant, lender, lessor or otherwise) to engage in the Business in the Territory.

                  (iii) "Person" means any entity, including, without limitation, any natural person, company, partnership, corporation, trust, association, organization, (but only those then in existence) governmental unit or any affiliate of Seller.

                  (iv) "Restrictive Period" means the period beginning on the Effective Date and ending five (5) years thereafter.

                  (v) "Territory" means a 100 mile radius around the center of the city of Las Vegas, Nevada.

                  (vi) For purposes hereof, the Integra Business shall mean only Apogee, Inc.'s managed behavioral health care business conducted through its employee assistance program and managed mental health and substance abuse management programs and shall expressly exclude the direct provision of behavioral treatment services and/or the ownership or operation of clinics.

                  c. The prohibitions contained herein shall be binding upon Seller' successors in interest and assigns. In the event that an Event of Default (as defined in the Note or the Security Agreement) under the Note or the Security Agreement shall have occurred, then the covenants of Seller contained in this Article XI shall be null and void and of no further force or effect.

            11.2 Remedies. Seller acknowledges that the remedy at law for any breach, or threatened breach, of any of the foregoing provisions of the Restrictive Covenant will be inadequate and, accordingly, Seller covenants and agrees that Buyer and Corphealth shall, in addition to any other rights or remedies which Buyer and Corphealth may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Seller from any violation of such obligations. Such right to obtain injunctive relief may be exercised, at the option of Buyer and Corphealth, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which Buyer and Corphealth may have as a result of any such breach or threatened breach. The Restrictive Period shall be extended during any time period during which the Seller as determined by a court of competent jurisdiction, is in violation of the provisions of this Article XI.

            11.3 Acknowledgment of Reasonableness. Seller agrees that the restrictions set forth in this Article XI are fair and reasonably required for the protection of Buyer and Corphealth. In the event, however, that any provision of Paragraph 11.1 relating to the Restrictive Period, the Business and/or the Territory shall be declared by a court of competent jurisdiction to exceed the maximum time period, activity prohibited or geographical area such court deems reasonable and enforceable under applicable law, the time period, activity prohibited and/or area of restriction held reasonable by the court shall thereafter be the Restrictive Period activity prohibited and/or the Territory under this Agreement.

                                   ARTICLE XII

                                  Miscellaneous

            12.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed by certified or registered mail, postage prepaid, return receipt requested, as follows (or at such other address for a party as shall be specified by like notice; provided that a notice of a change of address shall be effective only upon receipt thereof):

            To Buyer:

                  Summit Behavioral Partners-Nevada, Inc.
                  1300 Summit Avenue, Suite 600
                  Fort Worth, Texas 76102-4420

            To Corphealth:

                  Corphealth, Inc.
                  1300 Summit Avenue, Suite 600
                  Fort Worth, Texas 76102-4420

            To Seller:

                  Apogee, Inc.
                  Apogee Health Services, Inc.
                  1018 West Ninth Avenue, Suite 202
                  King of Prussia, PA 19406
                  Attn:  President

            12.2 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

            12.3 Section and Heading References. The Paragraph and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.4 Successors and Assigns; Assignment. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective, permitted successors and assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedy hereunder or by reason hereof. No party may assign its respective rights and obligations under this Agreement without the prior written consent of the other party hereto.

            12.5 Expenses. The parties hereto shall pay its own expenses incurred in connection with the negotiation and consummation of this Agreement, including the charges of its respective attorneys, accountants and other representatives.

            12.6 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by Buyer and Seller.

            12.7 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Texas.

            12.8 Waiver. No delay or omission on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of such right or any other right under this Agreement.

            12.9 Waiver of Consent. Seller has been unable to obtain the necessary consents of third parties prior to the consummation of the transactions contemplated hereby under the contracts, agreements, leases and other instruments of Seller which are part of the Assets and are set forth in
Schedule 12.9 hereof (the "Schedule 12.9 Contracts"), which failure to obtain such consents has been waived in writing by Buyer, Seller covenants and agrees to cooperate with Buyer to obtain such consents within sixty (60) days of the Closing Date. Seller covenants and agrees (i) not to assign any such Schedule
12.9 Contract to any party other than Buyer, (ii) to use reasonable efforts to keep such Schedule 12.9 Contract in full force and effect, except as otherwise directed by Buyer, (iii) to operate under such Schedule 12.9 Contract only under the direction of Buyer, (iv) to the extent such Schedule 12.9 Contract requires by its terms the performance of services by, Seller, that Buyer is hereby subcontracted and employed to perform all such services on behalf of Seller, (v) to remit or otherwise provide to Buyer all revenues and other benefits derived from such Schedule 12.9 Contract immediately upon receipt thereof and (vi) in the event that such consent cannot be obtained, to cooperate with Buyer and the other party to such Schedule 12.9 Contract to enable Buyer to enter into a contract directly with such other party. Buyer agrees that the failure to obtain a consent under any Schedule 12.9 Contract shall not constitute a default under this Agreement.

            IN WITNESS WHEREOF, Apogee, AHS, NPA, Corphealth and Buyer have duly executed this Agreement by their duly authorized corporate officers as of the day and year first above written.


                              CORPHEALTH, INC.


                              By
                                --------------------------------
                                Title:


                              SUMMIT BEHAVIORAL PARTNERS-NEVADA,
                              INC.


                              By
                                --------------------------------
                                Title:


                              APOGEE HEALTH SERVICES, INC.


                              By
                                --------------------------------
                                Title:


                              APOGEE, INC.


                              By
                                --------------------------------
                                Title:


                              NEVADA PSYCHOLOGICAL ASSOCIATES,
                              INC.


                              By
                                --------------------------------
                                Title: